EXHIBIT 10.11

                 SUBJECT TO SATISFACTION OF CONDITIONS PRECEDENT

                   [FORM OF SERVICES AND LICENSING AGREEMENT]

         This Services and Licensing Agreement (the "Agreement") is made this 8th day of December 2004 by and between Advanced Aesthetics, Inc., a Delaware corporation ("AAI"), and Johns Hopkins Medicine ("JH"), acting through The Johns Hopkins Health System Corporation, a Maryland corporation ("JHHS") and The Johns Hopkins University, a Maryland corporation ("JHU").

                                    RECITALS

1. AAI is a company dedicated to providing a nationwide, comprehensive suite of medical and non-medical services and products for aesthetic enhancement in hospitality-oriented environment.

2. JHU is a university that has medical, nursing and public health schools and JHHS is a hospital system; together, both are international leaders in the education of physicians and medical scientists, in biomedical research, and in the application of medical knowledge to patient care.

3. AAI has assembled leading cosmetic medical professionals to serve on its medical board to set clinical policy and provide insight and advanced market knowledge of clinical innovation in the field of aesthetic medicine.

4. AAI and JH previously entered into a Consulting Services Agreement dated December 17, 2003, as amended by a First Amendment to Consulting Services Agreement dated December 1, 2004 (the "Consulting Agreement"), pursuant to which M and AAI agreed to collaborate to enhance the level of quality of care and safety for cosmetic medical procedures provided by AAI to patients at AAI facilities (the "AAI Facilities").

5. This Agreement is being signed solely to confirm the status of negotiations between the parties. If the open points described in Sections 1 and 4 and other Conditions Precedent (hereinafter defined) are not agreed upon by AAI and JHI by July 31, 2005 (subject to extension by mutual agreement of the parties), this Agreement shall be null and void.

6. Working in conjunction with JH, AAI now desires to develop a line of skin care products with scientifically proven efficacy. As described in this Agreement, JH has agreed to (subject to the Conditions Precedent):

   (a) develop skin testing methodologies and skin care product efficacy testing protocols,

   (b) conduct all scientific testing on third party and proposed AAI produce and

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   (c) place on AAI products its branded  verification  of the specific  testing that has been performed on the product and allow branded reference to skin testing methodologies validated by JH.

         NOW THEREFORE, in consideration of the premises, and of the mutual covenants and conditions contained herein, JH and AAI agree as follows:

   1. JH Services.

      (a) JH will investigate current methods, including both protocols and equipment for skin care parameter testing at the point of sale. Parameters to be teste4 include hydration, tone, elasticity, wrinkling, pigmentation, dead skin levels (squames), UV damage and sebum (the "Skin Care Parameters"). JH will provide AAI with written reports regarding the accuracy and validity of such existing testing methods.

      (b) Where existing protocols and equipment for Skin Care Parameter testing do not exist or are not acceptable to JH, JH will develop acceptable methods to measure the condition of clients' skin with respect to the Skin Care Parameters. JH will also confirm identified equipment reliability in following such JH developed methods.

(c) JH will create a new testing methodology to validate selected skin care product efficacy. Among other things, JH will develop the testing protocols (using human trials, but not needing to comply with FDA/IRB standards) that will either refute or validate specific narrow claims made by skin care providers regarding improvement in one or more of the Skin Care Parameters. Such methodologies and protocols developed by JH are called the "JH Testing Standards." Skin care products referenced in this Section l include both over the counter and prescription products.

      (d) JH will oversee the ongoing testing of third party skin care products using the JH Testing Standards. Once the JH Testing standards are established, JH will oversee the selection of the providers and process of the testing of third party skin care products using the human trial methodology.

      (e) JH will oversee the testing of fifteen (15) AAI skin care products using the JH Testing Standards. Once the JH Testing Standards are established, JH will oversee the selection of the providers and process of the testing of AAI skin care products using the human trial methodology.

      In order to enable JH to provide the services described in this Section (the "Services"), AAI will provide JH with:

            (i) a list and samples of candidate equipment and technologies to be tested pursuant to paragraph (a),

            (ii) third party skin care products to be tested as described in paragraph (d),

            (iii) the AAI products to be tested as  described in paragraph  (e),
                  and

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            (iv)  human trial subjects that meet JH  requirements  for both type and quantity that are required for testing under (d) and (e).

As a condition to undertaking any Services, AAI and JH must first agree in writing upon the specific scope of such Services, the estimated time required from JH faculty and other personnel, deliverables to be provided by JH and a time schedule for such deliverables. AAI acknowledges that time of JH faculty and other personnel may be limited due to other obligations. Until a written agreement defining the scope of, and timing for, any JH Services has been agreed to, JH shall not be required to make faculty or other personnel available for any specific amount of time.

As an academic institution, JH will provide AAI with objective, scientifically based findings. AAI acknowledges that such findings may be negative in nature from AAI's perspective, including a conclusion that there is no valid methodology for testing Skin Care Parameters or developing JH Testing Standards or that skin care products tested are not effective. As one of the Conditions Precedent (hereinafter defined), JH and AAI must agree upon parameters distinguishing between research, with respect to which JH policies and principles regarding research and academic freedom (including. without limitation, publication of unfavorable results) shall apply, and work for hire, with respect to which certain AAI confidentiality rights to be negotiated will apply.

      JH will perform the Services in good faith and through the reasonable exercise of the professional judgment of its faculty and staff who are engaged to provide the Services. JH DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      2.    Permitted Name Reference.

            (a) Subject to the prior written approval of JH, JH agrees that AAI, and to the extent provided below Sephora ("Sephora"), may make a factual statement that: (1) certain Skin Care Parameter testing methodologies have been developed by fl or found by JH to be effective pursuant to Sections 1(a) and 1(b) above, which statement may be used within AAI Facilities and retail outlets of Sephora (so long as the conditions set forth below are satisfied) and on their respective websites arid in other media as mutually agreed upon by JH and AAI, and (ii) certain skin care products have been found to be effective based on the JH Testing Standards pursuant to Sections 1(d) and 1(e) above, which statement may be used by placing it on the product in question (collectively, the "Permitted Statement of Fact"). Hypothetical examples of permissible ways in which the Permitted Statement of Fact may be made are set forth on EXHIBIT 1 to this Agreement. JH reserves the right to approve the specific context in which any Permitted Statement of Fact is used including the prominence and frequency of usage and juxtaposition with other content. Specifically, but without limitation: (i) any skin care product bearing Permitted Statement of Fact may be sold only in an AAI Facility, a retail outlet of Sephora oz through such other outlets as are mutually agreed upon by JH and AAI, and (ii) a Permitted Statement of Fact regarding Skin Care Parameter testing methodologies may be made only within an AAI Facility or Sephora outlet that in fact adheres to such methodologies. With respect to Sephora, Permitted Statements of Fact may be used only so long as Sephora continues to (i) be a wholly-owned subsidiary of LVMH, and (ii) market its retail outlets in a high quality

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manner to a  sophisticated  customer  base with each  outlet  staffed  by highly trained skin experts and supported by reliable and accurate skin diagnostics, and (iii) comply with the restrictions on usage of Permitted Statements of Fact and the Mark as set forth in this Agreement. At or prior to execution of this Agreement, AAI will provide JH with a commitment from Sephora to comply with such restrictions. Lu addition, to the extent any retail outlet of AAI and Sephora indicates that it adheres to testing for Skin Care Parameters developed or validated by JH, JH reserves the right, at AAI's expense, to make periodic inspections of such retail outlet to confirm that it is appropriately utilizing such testing standards. Such inspections shall occur with such frequency as is determined by JH to be necessary in its reasonable discretion. Any reference to JH that is not consistent with the, examples on Exhibit 1 or any other use of the Mark (hereinafter defined), except as otherwise provided in the Consulting Agreement, shall be subject to the prior written approval of JH, which may be granted or denied in its sole discretion. The Johns Hopkins name, any derivatives of such name, and any logos or symbols of JH or any of its affiliates are herein collectively called the "Mark".

            (b) Any usage of a Permitted Statement of Fact not previously approved in writing by JH wilt be subject to consultation with and the final approval of JH as described above, with appropriate lead time in each case. Unless otherwise agreed in writing by JH, requests for approval of a Permitted Statement of Fact shall be submitted at least fourteen (14) days in advance. The director of the Health Publishing Business Group of the School of Medicine's Office of Corporate Communications (currently Mr. Steve Libowitz) will serve as JH's first source of review and the sole contact with media. No JH faculty, staff, student or administrator or any other person associated with JH will be made available to the media unless it is with the express, written consent of the director of the Health Publishing Business Group of the School of Medicine's Office of Corporate Communications.

      3. Intellectual Property. If JH develops, in whole or in part, any unique (i.e. not available in the public domain or brought to JH by AAI) intellectual property as a result of providing the Services, such intellectual property shall belong solely to JH, JHHS or JHU and, as such, can be used by them without restriction or limitation or any compensation to AAI. AAI shall have a perpetual, non-exclusive license to use Skin Care Parameter testing methodologies and JH Testing Standards developed by JH pursuant to this Agreement. However, AAI may make a Permitted Statement of Fact or other reference to JH in connection with such methodologies or JH Testing Standards only as permitted in, and during the Term of (hereinafter defined), this Agreement.

      4. Consideration. The consideration for the Services and the limited use by AAI of the Permitted Statement of Fact shall be as follows:

            (a) AAI will pay faculty of the JHU School of Medicine fees in the amount $5,000 per day (or $700 per hour) to perform the Services outlined in
Section 1 of this Agreement subject to normal inflation increases occurring during the Term (hereinafter defined) of this Agreement. Payment will be made within thirty (30) days after invoicing by JH

            (b)  In  addition  to  the  compensation   for  Services,   AAI,  in
consideration for the limited use of the Permitted Statement of Fact as provided in this Agreement, will provide JH

                                      -4-
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with  substantial  additional  compensation  to be negotiated.  Such  additional compensation will include guaranteed annual fees, plus a royalty plus equity.

      5.    Term: Conditions Precedent.

            (a) This Agreement shall be in effect through November 30, 2009 (the "Term"). Thereafter, this Agreement shall renew for additional five-year periods unless either party shall provide written notice of termination to the other party no later than 120 days prior to the then current expiration date. As one of the Conditions Precedent, JH and AAI must agree upon formula to appropriately compensate JH for the value created by it pursuant to this Agreement in the event the Term is not extended beyond such initial five (5) year period. This may include for example, an ending cash payment to JH or issuance of additional stock.

            (b) JH and AAI have agreed to enter into this Agreement to reflect the current stage of their negotiations. However, the Term shall not commence, and neither JH nor AAI shall have any legally binding obligation under this Agreement, until all of the Conditions Precedent have been satisfied. If all of the Conditions Precedent have not been satisfied by July 31, 2005 (as such date maybe extended by mutual agreement of the parties), either party may elect by written notice to the other to terminate this Agreement. The "Conditions Precedent" include:

                  (i) written agreement by JH and AAI on: (A) the parameters for research and academic freedom as opposed to work for hire as noted in Section 1 of this Agreement; (B) the amount of royalty fees, guaranteed annual fees and equity as noted in Section 4(a) of this Agreement; (C) the buyout or additional &tock to be provided JH at the end of the Term as noted in Section 5 of this Agreement; and (D) an appropriate scope of coverage for product and/or contractual liability insurance to be maintained by AAI;

                  (ii)  final   approval  by  internal  JH  committees  for  the
Permitted Statement of Fact (AAI acknowledges that, notwithstanding anything to the contrary in this Agreement, such approvals have not yet been obtained); and

                  (iii) documentation of the matters described in the preceding paragraphs (i) and (ii) by an amendment to this Agreement acceptable in form s content to, and signed by, JH and AAI.

         Neither JH nor AAI shall have any legal obligation of any nature to proceed with the transactions described in this Agreement until all of the Conditions Precedent have been satisfied in the sole discretion of each party. No implied obligations of any nature, whether to negotiate in good faith or otherwise, shall arise by virtue of the execution of this Agreement.

      6. Representations and Warranties of JH. JH represents and warrants to AAI follows:

            6.1. Authorization; Validity of Agreement; No Violation.

                  (a) JH has the requisite power and authority to (i) perform this Agreement and each other document to be performed pursuant to this Agreement (collectively

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

with this Agreement, the "JH Documents") to which JH is a party, and (ii) consummate the transactions contemplated hereby and thereby.

                  (b) JH has duly authorized, executed and delivered this Agreement and each of the other JH Documents to which it is or will be a party.

                  (c) This Agreement and each other JH Document are valid and binding obligations of JH, enforceable against JH in accordance with their terms and do not violate any law or agreement applicable to JH.

            6.2. Investment Undertaking. JH acknowledges that the Preferred Shares to be issued pursuant to Section 4(a) of this Agreement and the shares of common stock, par value $.01 per share, of AAI issuable upon conversion of the Preferred Shares will be "restricted securities" within the meaning of Rule 144 of the General Rules and Regulations under the Securities Act of 1933 ("Rule 144"). JH is acquiring the Preferred Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933. JHHS and JHU are "accredited investors," as defined in Rule 501 of Regulation D under the Securities Act of 1933. JH understands that Rule 144 requires that the Preferred Shares and the shares of common stock issuable upon conversion may not be disposed of for a period of at least one year. JH understands that it must bear the economic risk of the investment in the Preferred Shares and the shares of common stock issuable upon conversion of the Preferred Shares indefinitely because such shares may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act of 1933 and applicable state securities laws, or an exemption from registration is available.

      7. Representations and Warranties of AAI. AAI represents and warrants to JH as follows:

            7.1. Authorization; Validity of Agreement; No Violation.

                  (a) AAI has the requisite capacity and authority to perform this Agreement and each other document to be performed pursuant to this Agreement (collectively, with this Agreement, the "AAI Agreements") to which it is a party and to consummate the transactions contemplated hereby and thereby.

                  (b) AAI has duly authorized, executed and delivered this and each of the other AAI Agreements.

                  (c) This Agreement and each other AAI Agreement is a valid binding obligation of AAI, enforceable against it in accordance with their respective terms do not violate any law or agreement applicable to AAI.

            7.2. Shares Duly Authorized. The Preferred Shares and Common issuable upon conversion thereof have been duly authorized and upon issuance in with their terms will be duly and validly issued and non-assessable.

      8. Other Agreements of the Parties. In addition to the other provisions of this Agreement, the parties agree as follows:

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            8.1. Licenses;  Professional  Insurance.  AAI will cause (i) all AAI
Facilities to be fully licensed by all appropriate agencies, and (ii) each such AAI Facility to carry all required liability and professional insurance. In any event, AAI shall at a minimum maintain the insurance coverages set forth on
EXHIBIT 2 to this Agreement. Such insurance shall name JHHS, JHU and their affiliates as additional insureds and provide that JH will receive thirty (30) day advance written notice of any change in, or cancellation of, coverage. AAI shall provide certificates evidencing such insurance to JH within fifteen (15) days after request.

            8.2. General Conduct of Business. AAI will conduct its business in accordance with all applicable laws and the provisions of the Consulting Agreement.

            8.3. Financing Reporting. AAI shall provide to JH:

                  (a) As soon as available, and in any event within thirty (30) days after the end of each calendar quarter, copies of a balance sheet, operating statement and cash flow statement for AAI as of the close of such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding year, all in reasonable detail and certified as complete and correct, subject to changes resulting from year-end adjustments, by the chief financial officer of AAI, which shall be accompanied by: (i) a letter from such chief financial officer certifying that AAI has paid all sums due to JH pursuant to this Agreement and (ii) a breakdown, in form and detail reasonably acceptable to JH, of royalty fees due JH; and

                  (b) As soon as available, and in any event within one hundred twenty (120) days after the close of each of its fiscal years, copies of: (i) an audited balance sheet of AAI as of the close of such fiscal year, and (ii) for each such fiscal year, audited operating and cash flow statements, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail. Audited financial statements shall be accompanied by an opinion thereon of a firm of independent certified public accountants of recognized standing reasonably acceptable to JH to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles consistently maintained (except for changes in which such accountants concur) and present fairly the financial condition of AAI. Such firm of independent certified public accountants shall contemporaneously provide JH with a letter stating that, based on the results of its audit, AAI has paid JH all sums due pursuant o this Agreement; and

                  (c) Such information regarding its business and financial affairs as may reasonably request within fifteen (15) days after any such request and also make its principal officers and independent accountants and attorneys available to discuss such affairs with JH.

            8.4.  Non-Disclosure of Confidential Information.

                  (a) Each party shall not, and each party shall cause its officers directors, employees, agents, accountants and counsel not to, communicate or use to the detriment of the other party or for the benefit of any other person any Confidential Information (hereinafter defined) relating to the other party. Prior to satisfaction of the Conditions Precedent, the existence of this Agreement and the transactions described in this Agreement shall be

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considered  Confidential  information  and shall not be  disclosed by AAI to any third party without the prior written consent of JH.

                  (b)   For purposes of this Agreement:

                        (i) "Confidential Information" shall mean: Any data or information pertaining to the arrangement between the parties contemplated by this Agreement that is specifically designated as "CONFIDENTIAL". To the extent consistent with the foregoing, Confidential Information includes, without limitation, JH Testing Standards and methodologies developed by JH for testing Skin Care Parameters, contracts and contractual relations with customers and suppliers, computer software programs (including object code arid source code), database technologies, systems, structures and architectures, business acquisition plans and new personnel acquisition plans. "Confidential information" shall not include any information that: (i) is or becomes publicly known other than as a result of a breach by Recipient Party (hereinafter defined) or its representatives of this Agreement; (ii) has been or shall be otherwise independently acquired by or developed by Recipient Party without violating the terms of this Agreement; or (iii) is known by Recipient Party or its representatives prior to its disclosure to Recipient Party by Disclosing Party (hereinafter defined).

                        (ii) "Disclosing Party" shall mean the party disclosing Confidential Information to the other party. "Recipient Party" shall mean the party receiving Confidential information from the other party.

            (c) In the event Recipient Party receives a court order or other governmental or administrative decree of appropriate arid sufficient jurisdiction requiring disclosure of Disclosing Party's Confidential information, Recipient Party shall give Disclosing Party reasonable written notice prior to such disclosure in order to permit Disclosing Party, at Its expense, to seek a protective order. Recipient Party Shall also cooperate with Disclosing Party in seeking a protective order, arid release only so much of Disclosing Party's Confidential Information as is required by such order.

            8.5. Stockholders Agreement. Concurrently with the issuance of an additional equity to JH, the parties will enter into a stockholders agreement (the "Stockholders Agreement") relating to the transfer of the shares of AAI to be received by JH in substantially the same form as the Stockholders Agreement attached to the Consulting Agreement.

            8.6. Registration Rights Agreement. Concurrently with the issuance of any additional equity to JH, the parties will enter into a registration rights agreement (the "Registration Rights Agreement") which provides JH with the right to register the shares Common Stock underlying the Preferred Shares in substantially the same form as the Registration Rights Agreement attached to the Consulting Agreement.

            8.7. Late Payments. Any payment due pursuant to this Agreement that is not made by AAI within fifteen (15) days of the date due shall: (1) be subject to a 3% late charge which is intended to cover in part the administrative expense incurred by JH in handling a late payment, and (ii) accrue interest from the date due until paid in full at the rate of 10% per annum.

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            8.8. Audit Right. JH shall have the right to audit (including making copies of) the books and records of AAI at any time to, among other things, confirm royalty fees due JH. AAI agrees to cooperate in such audit and make available to JH, or the person designated by JH to conduct the audit, all such books and records and personnel of AAI (including its internal and independent accountants) to respond to questions and discuss such matters as JH may desire. Any appropriate reconciliation in payment based on the results of such audit shall be made within thirty (30) days after the completion of the audit. Should an audit disclose an underpayment of the royalty fees of more than 5%, AAI shall pay to JH: (i) all costs of the audit, and (ii) interest on the amount underpaid from the date it should have been paid until the date received, by JH at the rate of ten percent (10%) per annum. In addition to any other remedy provided to JH in this Agreement, JH may assess an administrative penalty of US $1,000 for any failure of AAI to provide information, or make personnel available for discussion, as described in this Section and in Section 8.3.

      9.    Control of Mark.

            (a) The rights granted to make the Permitted Statement of Fact by this Agreement are non-divisible and shall not be transferred or sub-licensed, except to Sephora to the extent provided in this Agreement, in whole or in part without the prior written consent of SB, which consent may be granted or denied in its sole discretion.

            (b) Notwithstanding anything to the contrary contained in this Agreement, AAI may not use the Permitted Statement of Fact in any manner that JH, in its sole discretion, deems to be illegal, vulgar, obscene, in bad taste or inconsistent with the professional image and reputation of JH.

            (c) AAI recognizes the substantial value and goodwill associated with the Mark and that the Mark has acquired a secondary meaning as being synonymous with medical services and education of the highest quality and pioneering health and medical research. AAI agrees that it will conduct its businesses in accordance with such standards of quality and professionalism and in compliance with all applicable laws, so as to protect the goodwill embodied in the Mark and the reputation of JH, JHHS and JHU. All marketing and promotion of AAI services using the Permitted Statement of Pact shall be: (i) limited as defined in this Agreement, and (ii) done in a dignified, tasteful and professional manner in keeping with the standards of JH.

            (d) JH shall have the right, but not the obligation, to request at any tin samples of then current usage of the Permitted Statement of Fact for quality control purpose JH shall advise AAI in writing of any use which is inconsistent with this Agreement (a "Inconsistent Use Notice"), and AAI shall immediately cease such use. Notwithstanding the foregoing, JH shall riot have the right to send an Inconsistent Use Notice with respect to any us previously approved by JH pursuant to this Agreement.

            (e) In addition to any other rights or remedies of JH set forth in this Agreement. AAI shall pay JH the sum of $10,000 for each instance of an intentional and controllable misuse of the Mark. Such fee represents an administrative charge to defray costs and expenses of JH in monitoring use of the Mark and Permitted Statement of Fact. It does not constitute a license for such misuse nor does it in any manner affect JH's right to seek injunctive relief or damages.

      10.   Protection of the Mark.

            (a) AAI agrees that, except for the rights granted expressly in this Agreement to make a Permitted Statement of Fact and rights granted pursuant to the Consulting Agreement, AAI shall have no right, title or interest in the Mark, and that the Mark is the sole property of JH and its affiliated entities. AAI shall not challenge, or cause a third party to challenge, the validity and ownership by JH and its affiliated entities of the Mark, or seek to register, defend, compromise or dispute any rights in and to the Mark.

            (b) AAI shall advise JH of any apparent infringement of the Mark of which it becomes aware and will cooperate with JH in the prosecution of any action brought to protect the Mark. JH shall have the sole and exclusive right to sue for an alleged infringement of the Mark and to retain all recoveries and any other revenues deriving therefrom.

            (c) Each party agrees to give the other prompt written notice of any claim or legal proceeding which is threatened or actually instituted against such party by any third party involving the rights to the Mark and to cooperate in good faith in the resolution of the matter.

            (d) AAI shall execute any additional documents and provide any information and consents as are reasonably necessary in order to effect the protection of the Mark as licensed under this Agreement.

      11.   Indemnification.

            (a) AAI agrees to indemnify, defend and hold harmless JH and its respective employees, officers, directors, physicians, agents, s all related and affiliated entities (including JHHS and JHU) (collectively, the "Hopkins Parties") for any losses, claims, damages r liabilities, including, without limitation, attorneys' fees and court costs (collectively, the "Claims"), arising out of or with respect to (i) any injury or damage caused by any services or goods sold or otherwise provided by AAI including medical diagnosis and treatment, or (ii) any negligent action or negligent omission of AAI, or
(iii) any breach by AAI of this Agreement, or (iv) any use of the Permitted Statement of Fact or Mark in connection with the business of AAI; provided that, such indemnification obligation shall be reduced in an equitable manner to the extent any Claim arises in part from a negligent act or omission by JH or its affiliates or material breach by JH or its affiliates of this Agreement. In the event any claim, action or proceeding is brought against any of the Hopkins Parties, which is subject to indemnification under this Section, AAI, upon written notice from the Hopkins Parties, shall defend or settle the same at AAI's sole cost and expense with legal counsel reasonably satisfactory to the Hopkins Parties. If AAI fails to assume the defense of any matter subject hereto within a reasonable period of time after such written notice, the Hopkins Parties may proceed to defend or settle the matter with legal counsel of their own selection at AAI cost and expense. The Hopkins Parties shall cooperate with AAI in the defense or settlement of any claim subject to indemnification under this Section. All compromises and settlements shall require the prior written consent of the Hopkins Parties, which consent shall not be unreasonably withheld.

            (b) JH agrees to  indemnify,  defend and hold  harmless  AAI and its respective employees, officers, directors, agents, and affiliated entities (collectively, the "AAI Parties") for any Claims arising out of or with respect to: (i) any allegation that the use of the Permitted Statement of Fact as permitted under this Agreement infringes the proprietary rights of any third party, (ii) any negligent acts or negligent omissions of JH, or its affiliated entities, or their employees, consultants, physicians, agents or representatives, or (iii) any breach by JH or its affiliates of this Agreement; provided that, such indemnification obligation shall be reduced in an equitable manner to the extent any Claim arises in part from a negligent act or omission by AAI or a breach by AAI of this Agreement. In the event any claim, action or proceeding is brought against the AAI Parties which is subject to indemnification under this Section, JH, upon written notice from the AAI Parties, shall defend or settle the same at JH's sole cost and expense with legal counsel reasonably satisfactory to the AAI Parties. If JH fails to assume the defense of any matter subject hereto within a reasonable period of time after such written notice, the AAI Parties may proceed to defend or settle the matter with legal counsel of their own selection at JH's cost arid expense. The AAI Parties shall cooperate with JH in the defense or settlement of any claim subject to indemnification under this Section. All compromises and settlements shall require the prior written consent of the AAI Parties, which consent shall not be unreasonably withheld.

            (c) These indemnification provisions shall survive termination of this Agreement for any reason.

      12.   Termination of Right to Use the Permitted Statement of Fact.

            JH shall have the right to require AAI to cease any reference to or use of the Permitted Statement of Fact: (a) if an Event of Default by AAI occurs and continues beyond any applicable notice and cure period set forth in Section 13 of this Agreement, or (b) in the event JH determines in good faith that AAI is not operating its business in conformance with protocols and quality standards acceptable to JH, or (c) in the event JH determines in good faith that AAI or Sephora, respectively, has conducted its business in a manner that materially and. adversely reflects on the image and reputation of JH. IHHS or JFIIJ because of the use of the Permitted Statement of Fact. JH shall not exercise Its rights pursuant to the previous clauses (b) and (c) without first providing to AAI a sixty (60) day period in which to explain the situation and state how it intends to remedy it. If not satisfied at the end of such sixty
(60) day period, JH, at its option, may prohibit further use of the Permitted Statement of Fact. Upon exercise of the right to terminate use of the Permitted Statement of Fact as described above or upon termination of this Agreement for any reason, AAI shall have no further right to use the Permitted Statement of Fact and shall immediately cease use of the Permitted Statement of Fact. oAAI consents to injunctive relief in the event of any misuse or unauthorized use of the Mark.

      13.   Default Termination.

            (a) Termination by AAI. AAI shall have the right to terminate this Agreement upon the occurrence of any of the following events provided that such intent to terminate is expressly stated in any Notice (hereinafter defined) of default described below:

                  (i) If JH fails to perform any material term, condition, or provision contained in this Agreement and such default continues for sixty (60) days after Notice to remedy same from AAI; provided that, in the event such default on the part of JH cannot be remedied within sixty (60) days and JH has promptly and diligently proceeded with action to remedy such default, then JH shall be allowed such additional time as shall be reasonable to remedy the default;

                  (ii) If JH files a voluntary bankruptcy or goes into liquidation voluntarily or enters into any composition or arrangement with or for the benefit of creditors of JH, or allows any final, non-appealable judgment or involuntary bankruptcy filed against JH to remain unsatisfied or not dismissed for a period of sixty (60) days;

                  (iii) If any representation or warranty of JH in this Agreement proves to be false or misleading in any material respect; or

                  (iv) If JH defaults under the Consulting Agreement and such default continues uncured beyond any applicable notice and cure period.

            (b) Termination by JH. JH shall have the right to terminate this Agreement upon the occurrence of any of the following events provided that such intent to terminate is expressly stated in any Notice of default described below:

                  (i) If AAI fails to make any payment to JH when due pursuant. to this Agreement and such failure continues uncured for fifteen. (15) days after Notice from JH; provided that, AAI shall be entitled to notice of a monetary default only once during each Contract Year (the term Contract Year meaning each consecutive twelve (12) month period from the date of this Agreement), with JH having a right to terminate immediately upon Notice an with no cure period upon a second monetary default within a Contract Year;

                  (ii) If AAI misuses the Mark and such misuse continues for five (5) days after Notice from JH; provided that AAI shall only be entitled to one (1) Notice for a specific misuse of the Mark and, in the event of a reoccurrence of such misuse for which Notice has been given, JH may terminate this Agreement immediately upon Notice and with no further cure period;

                  (iii) If AAI fails to perform any other material term, condition, o provision contained in this Agreement (exclusive of those described in paragraphs (i) and (ii above) and such default continues for sixty (60) days after Notice to remedy same from JH; provided that, in the event such default on the part of AAI cannot be remedied within sixty (60), days and AAI has proceeded promptly and diligently with action to remedy such default, then AAI shall be allowed such additional time as shall be reasonable to remedy the default (such extended cure period shall apply only to this subparagraph (iii) and not to any other defaults set forth in this Section (b);

                  (iv) If AAI files a voluntary bankruptcy or goes into liquidation voluntarily, or enters into any composition or arrangement with or for the benefit of creditors of AAI, or allows any final, non-appealable judgment or involuntary bankruptcy filed against AAI to remain unsatisfied or not dismissed for a period of sixty (60) days;

                  (v) If any representation or warranty of AAI in this Agreement proves to be false or misleading in any material respect;

                  (vi) if AAI defaults under the Stockholders Agreement or Registration Rights Agreement and such default continues uncured beyond any applicable notice and cure period; or

                  (vii) If AAI defaults under the Consulting Agreement and such default continues uncured beyond any applicable notice and cure period.

            (c) Upon termination of this Agreement pursuant to this Section 13, all obligations of the parties shall terminate except those under Section 8.4 and Section 11.

            (d) JH and AAI agree that the occurrence of a default under this Agreement which continues beyond any applicable notice and cure period shall, at the option of the non-defaulting party, also constitute a default by the defaulting party under the Consulting Agreement.

      14.   Damages.

            (a) EXCEPT. TO THE EXTENT ENCOMPASSED WITHIN A THIRD PARTY CLAIM INDEMNIFIED AGAINST PURSUANT TO SECTION 11, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, JH, JHU, JHHS AND AAI SHALL NOT BE LIABLE IN ANY MANNER FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES. EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO SEEK CONSEQUENTIAL OR INCIDENTAL DAMAGES AND ACKNOWLEDGES SUCH WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTY ENTER INTO THIS AGREEMENT.

            (b) AAI AGREES THAT NO HOPKINS PARTY (INCLUDING WITHOUT LIMITATION, JH, JHU, JHHS) SHALL BE LIABLE TO AAI ANY ACTIONS, DAMAGES, CLAIMS, LIABILITIES, COSTS, EXPENSES OR LOS IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SERVICES PERFORM HEREUNDER FOR AN AGGREGATE AMOUNT EXCESS OF THE GREATER OF:
(A) $250,000, OR (B) THE SUMS ACTUALLY PAID TO JH PURSUANT TO THIS AGREEMENT.

      15.   Miscellaneous.

            15.1. Force Majeure. Neither JH nor AAI shall be liable for any delays resulting from circumstances or causes beyond its reasonable control, including, without limitation, fire or other casualty, act of God strike or labor dispute, war, terrorism or other violence, or any law, order or requirement of any governmental agency or authority. Nothing contained in this Section, though, shall excuse payment of a monetary obligation.

            15.2. Independent. Each party to this Agreement is an independent contractor. None of the provisions of this Agreement is intended to create, nor shall be deemed or construed to create, any employer-employee partnership, joint venture, or other relationship between such parties.

            15.3. No Third-Party Beneficiaries. The obligations of each party to this Agreement shall inure solely to the benefit of the other party, and no person or entity shall be a third party beneficiary of this Agreement.

            15.4. Preparation. Each party arid its respective legal counsel have cooperated in the drafting of this Agreement. This Agreement shall be deemed, therefore, to be their joint work product and shall not be construed against any party on the basis of its preparation.

            15.5. Survival of Representations and Warranties. Each party has the right to rely upon the representations and warranties of the other contained herein and the documents referred to herein all of which shall continue in full force and effect after the closing hereunder.

            15.6. Transaction Fees and Expenses. Each party hereto shall bear all costs incurred by it in connection with this Agreement arid the transactions contemplated hereby. Notwithstanding the foregoing, AAI shall reimburse IH for all reasonable and necessary travel and other business related expenses incurred by JH in connection with the performance of JH's agreements hereunder, provided that such expenses shall be subject to prior approval by AAI which approval will not be unreasonably withheld or delayed. Such expenses shall be reimbursed within thirty (30) days after the submission by fl of appropriate documentation with respect thereto. Reimbursable expenses include, without limitation, business class airfare (unless otherwise mutually agreed), lodging in hotels of mutually acceptable quality, meals, ground transportation, gratuities and mutually agreed upon hotel expenses.

            15.7. Notices. All notices or other communications to be given hereunder ("Notice") shall be in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor, (ii) certified or registered mail postage paid, return receipt requested, (iii) facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail or (iv) by personal delivery to such party a the following address:

                  To AAI:

                  515 North Flagler Drive, Suite 300P
                  West Palm Beach, FL 33401
                  Attention: President
                  Telecopier No.: (561) 802-4181

                  with a copy to:

                  Jenkens & Gilchrist Parker Chapin LLP
                  The Chrysler Building
                  405 Lexington Avenue

                  New York, NY 10174
                  Attention: Edward R. Mandell
                  Telecopier No.: (212) 704-6160

                  To JH:

                  901 South Bond Street, Suite 550
                  Baltimore, MD 21231
                  Attention: Steven A. Libowitz
                  Telecopier No: (410) 955-8255

                  with copies to:

                  The Johns Hopkins Health System Corporation

                  600 N. Wolfe Street, Administration 400
                  Baltimore, Maryland 21287-1914
                  Attention: General Counsel
                  Telecopier No.: (410) 614-3465

                  The Johns Hopkins University
                  3400 N. Charles Street, 113 Garland Hall
                  Baltimore, Maryland 21218
                  Attention: General Counsel
                  Telecopier No.: (410) 516-5448

or such other address as either party hereto may at any time, or from time to time, direct by Notice given to the other party in accordance with this Section 15.7.

            15.8. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of the party against whom the same is sought to be enforced.

            15.9. Governing Law, Jurisdiction Jury Trial. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Maryland. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United states District Court for the Northern Division of the State of Maryland in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such Court (unless such Court lacks jurisdiction with respect to such proceeding, in which case, each of the parties hereto irrevocably consents to the jurisdiction of the courts of Howard County in the State of Maryland in connection with such proceeding and waives any objection to venue in the courts o Howard County) and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by Section 15.7. EACH PARTY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER OR CONTROVERSY ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS DESCRIBED HEREIN. THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL.

            15.10. Remedies. In the event of any actual or prospective breach or default by any party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of injunction and specific performance. Nothing contained herein and no election of any particular remedy shall be deemed to prohibit or limit any party from pursuing, or be deemed a waiver of the right to pursue, any other remedy or relief available now or hereafter existing at law or in equity (whether by statute or otherwise) for such actual or prospective breach or default, including the recovery of damages.

            15.11. Severability. The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

            15.12. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors (whether by operation of law or otherwise) and including a purchaser of the business, stock or assets of a party hereto; provided that, IN may elect, in its sole discretion, to terminate this Agreement if Control (hereinafter defined) of AAI is acquired by a pharmaceutical company or by a manufacturer or distributor of alcohol, weapons or pornography or by any other person or entity whose ownership of AAI would impair the image and reputation of JB as determined by JH in its sole discretion. "Control" means either: (a) ownership, directly or indirectly, of more than fifty percent (50%) of the stock or voting interests in A.AJ, or (b) the right, directly or indirectly, to direct the executive decision making of AAI by contract or otherwise, including, without limitation, by ability to appoint a controlling number of the members of the board of directors of AAI. In addition, JH may assign this Agreement at any time to a wholly-owned subsidiary of JHU and JHHS and, in such event, shall have no further obligation or liability under is Agreement from and after the date of such assignment. Except as aforesaid, no party shall assign any rights or delegate any obligations hereunder. AAI acknowledges. however, that JHHS and JHU may subcontract with other affiliates for performance of certain of the Services. Such subcontracting shall not create any direct liability of other affiliates to AAI.

            15.13. Entire Agreement. This Agreement, together with the Exhibits and other documents referred to herein, required to be delivered pursuant to the terms hereof or delivered simultaneously herewith, contains the terms of the entire agreement among the parties respect to the subject matter hereof and supersedes any and all prior agreements, commitments, understandings, discussions, negotiations or arrangements of any nature relating thereto.

            15.14. Sole Discretion. Wherever in this Agreement JH has the right to make decision in its "sole discretion," AAI acknowledges and agrees that the decision of JH shall not be subject to question or challenge in any manner by AAL AAI waives any right it may otherwise have, if any, to question or challenge any such decision of JH.

                 SUBJECT TO SATISFACTION OF CONDITIONS PRECEDENT

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first listed above.

                                 ADVANCED AESTHETICS, INC.

                                 By:    /s/ Richard Rakowski
                                      ------------------------------------------
                                      Richard Rakowski
                                      Chairman

                                 JOHNS HOPKINS MEDICINE

                                 ACTING THROUGH
                                 THE JOHNS HOPKINS HEALTH SYSTEM CORPORATION

                                 BY:    /s/ Richard A. Grossi
                                      ------------------------------------------
                                      Richard A. Grossi

                                 THE JOHNS HOPKINS UNIVERSITY

                                 BY:    /s/ Richard A. Grossi
                                      ------------------------------------------
                                      Richard A. Grossi

                                  EXHIBIT LIST

Exhibit 1 -- Examples of Permitted Statements of Fact

Exhibit 2 -- Insurance

                                    EXHIBIT 1

            EXAM OF PERMITTED STATEMENTS OF FACT TO BE APPROVED BY JH

                   EXB 2: MINIMUM INSURANCE COVERAGES FOR AAI

o     General liability ($1 million/$3 million)

o     D&O and Employee Practices Liability ($3 million)

o     Umbrella coverage ($4 million)

            Specific scope of coverage to be approved by JH


                                      S-4